UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):    August 31, 2014

Canyon Gold Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

101 Convention Center Dr, Suite. 700 Las Vegas, Nevada 89109
(Address of principal executive offices)

Registrant's telephone number, including area code: (800) 520-9485

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms “company”, “Canyon Gold,”  “we,” “us,” “our” and similar terminology reference to Canyon Gold Corp.

Section 1 – Registrant’s Business and Operations

Item  1.02   Termination of a Material Definitive Agreement.

On May 21, 2014, Canyon Gold Corp. entered into an agreement to acquire 100% of the issued and outstanding capital shares of Marshall Thomsen Ltd., a development stage company that intends to produce and distribute medicinal marijuana in Canada.  Marshall Thomsen had previously applied to Health Canada for a Commercial Production License as a commercial grower of cannabis. The agreement provided for a closing on or before July 31, 2014, which was extended to August 31, 2014.  However, the agreement did not close on August 31 and the company and Marshall Thomsen came to a mutual understanding to terminate the agreement on that date without any further obligations.

The initial agreement provided that the company was to issue to the sole shareholder of Marshall Thomsen 1,000,000 shares of Canyon Gold Series “B” preferred convertible non-voting stock. Each Series “B” preferred share is convertible into 10 shares of Canyon Gold voting common stock. The preferred shares would not be convertible until 12 months following Marshall Thomsen receiving the Commercial Production License.  Marshall Thomsen would also been able to earn up to a total of 1,000,000 Series “A” preferred convertible voting shares upon approval and receipt of the Commercial Production License and completion of at least $12,000,000 in new funding. Marshall Thomsen would have been able to earn up to an additional 7,000,000 Series “A” shares by attaining certain future gross sales levels.  Each Series “A” share has the voting power of 100 common share votes per share and is convertible into 10 common voting shares. Pursuant to the agreement, Canyon Gold was to use its best efforts to assist Marshall Thomsen with funding the planned operations up to a maximum of $12.0 million. The company would have managed all product, production and marketing from seed to sale.

As a result of the mutual termination of the agreement, neither party will have any future or ongoing obligations under the agreement. There were no early termination penalties incurred by either party due to the termination.

Section 5 – Corporate Management and Governance

Item  5.02   Departure of Directors or Certain Officers: Election of Directors: Appointment ofCertain Officers; Compensatory Arrangements of Certain Officers.

On August 21, 2014, the company announced the appointment of Alexander S. Romanchuk, B.A., LL.B. of Edmonton Alberta to the company’s Board of Directors. Mr. Romanchuk will also serve as a member on the Advisory Board of Long Canyon Gold Resources Corp., the company’s wholly owned subsidiary, with gold claims in Elko County, Nevada. Mr. Romanchuk holds a Bachelor of Arts and a Bachelor of Laws from the University of Saskatchewan and engaged in the private practice of law in the Province of Alberta and British Columbia. Mr. Romanchuk has also served as an alderman then Mayor of Grande Prairie, Alberta. In later years he acted as Vice President of AltaRose Construction Ltd. managing the in house sales and all conveyancing.  Mr. Romanchuk will be instrumental assisting the company with funding and acquisition of mineral claims.

Section 9 – Financial Statements and Exhibits

Item 9.01                 Financial Statements and Exhibits.

(d)      Exhibits

Exhibit No.                      Description

10.1	Definite Agreement to acquire Marshall Thomsen Ltd. [Filed as exhibit to Form 8-K on May 29, 2014]

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the Company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canyon Gold Corp.

Date: September 3, 2014	By: S/ Delbert G. Blewett
Delbert G. Blewett
Chief Executive Officer